Exhibit 3.25

CERTIFICATE OF LIMITED PARTNERSHIP

OF

STAR 2000 LP

This Certificate of Limited Partnership of STAR 2000 LP is being duly executed and filed by Chaparral Steel Texas, Inc., a Delaware corporation, as the sole general partner, to form a limited partnership under the Delaware Revised Uniform Limited Partnership Act (6 Del.C, § 17-101, et seq).

1. Name: The name of the limited partnership is STAR 2000 LP (the “Limited Partnership”).

2. Registered Office and Agent: The address of the registered office of the Limited Partnership in the State of Delaware is the Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801 and the name of its registered agent at such address is The Corporation Trust Company.

3. General Partner: The name and the business address of the sole general partner of the Limited Partnership are Chaparral Steel Texas, Inc., 300 Ward Road, Midlothian, Texas 76065-9651.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Limited Partnership this 11th day of October, 1996

CHAPARRAL STEEL TEXAS, INC. General Partner

By:	/s/ Richard M. Fowler
Name:	Richard M. Fowler
Title:	Vice President